                                                              EXHIBIT 1(a)(5)(c)


                      METROPOLITAN LIFE INSURANCE COMPANY

                     RIDER: ACCELERATION OF DEATH BENEFITS

    This rider is a part of the policy as of the issue date of the policy.


                     This rider provides for payment of an Accelerated Death Benefit during the lifetime of the insured, if the insured is terminally ill. Rider benefits may be used for any purpose whatsoever.

                     IMPORTANT: THE BENEFIT PAYMENTS UNDER THIS RIDER MAY BE TAXABLE OR MAY AFFECT ELIGIBILITY FOR BENEFITS UNDER STATE OR FEDERAL LAW. YOU SHOULD CONSULT YOUR TAX ADVISER TO DETERMINE THE EFFECT ON YOU.

      DEFINITIONS    The "INSURED" is the person at whose death the Policy
                     Benefit would be payable. The "INSURED" does not include any person who has life insurance coverage only under a rider to the policy, or any person who has coverage because of his or her relationship to the insured.

                     "POLICY BENEFIT" is the amount we would pay to the insured's beneficiaries in the absence of this rider, on the death of the insured.

                     "ACCELERATED DEATH BENEFIT" is the amount we will pay under this rider if we receive proof that the insured is terminally ill. We will compute this amount based on the amount of the Policy Benefit applied under this rider, using an interest factor based on the insured's reduced life expectancy.

                     If we pay an Accelerated Death Benefit, the Policy Benefit may be adjusted by the following if they apply: any expected future premiums; any expected future dividends at the then current dividend scale; any excess interest credited on contract values; the rate of any current contract charges; an administrative fee of up to $150.

                     "YOU" refers to the owner of this policy.

                     "WE," "US," and "OUR" refer to Metropolitan Life Insurance Company.

                     "TERMINALLY ILL" means having a life expectancy of 12 months or less.

ASSUMPTIONS          The interest and mortality assumptions we use may change
                     from time to time. However, the interest rate we use will never be more than the rate charged on policy loans for policies then being issued. The rider proceeds will never be less than the cash value of the policy multiplied by the percentage of the Policy Benefit you choose to accelerate.

AMOUNT OF            You must apply all of the Policy Benefit to your
ACCELERATED          Accelerated Death Benefit, if the face amount of your
DEATH BENEFIT        policy is $50,000 or less. You cannot apply more than the
                     greater of (1) $250,000, or (2) 10% of the Policy Benefit under this and all other similar riders issued by Metropolitan Life Insurance Company or one of our affiliates.

                     If you apply part of the Policy Benefit to an Accelerated Death Benefit under this rider: (1) you must apply at least $20,000; and (2) the face amount of insurance remaining after this payment must be at least $25,000. You may not ask for more than one Accelerated Death Benefit under the rider.

EFFECT OF BENEFIT    If you apply all of the Policy Benefit to your Accelerated
ACCELERATION ON      Death Benefit, all policy benefits based on the insured's
POLICY RIDERS        life, except for any benefit for accidental death, will
                     end. Any accidental death benefit on the life of the insured will continue in force for 12 months from the date of any payment under this rider. Any riders which provide insurance on the life of someone other than the insured will stay in effect pursuant to their terms as if the insured had died. No further premiums will be payable.

                     If you apply part of the Policy Benefit to your Accelerated Death Benefit, the policy will stay in force. We will make payment by applying coverages in the following order to the Accelerated Death Benefit; 1) any riders on the insured's life; 2) any insurance bought by dividends and 3) the policy Face Amount. Policy premiums, values and the face amount of insurance will be reduced appropriately.

GENERAL PROVISIONS   Your right to Accelerated Death Benefits under this rider
                     is subject to the following:

                     1. The policy must be in force other than as extended term insurance.

                     2. This rider is subject to the terms of the policy Incontestability provision.

                     3. This rider does not apply if the insured's terminal illness is the result of an attempt to commit suicide, while any policy suicide clause is in effect.

                     4. Any irrevocable beneficiary must consent in writing to the payment of an Accelerated Death Benefit under this rider. We may also require that the beneficiary, contingent beneficiary, assignee, or any other party in interest consent to our payment.

                     5. Your policy is not eligible for this benefit if: (a) you are required by law to use this rider to meet the claims of creditors, whether in bankruptcy or otherwise; or (2) you are required by a government agency to use this rider to apply for, obtain, or keep a government benefit or entitlement.

                     6. This rider may be reinstated subject to the same terms which apply to the policy.

HOW TO APPLY             You must: (1) apply for this option in writing: (2)
FOR THIS BENEFIT         send us the policy: and (3) provide proof satisfactory
                         to us, including a statement signed by a physician, that the insured is terminally ill.

                         We have the right to have the insured examined at our expense by a physician we choose.

PAYMENT OF               At our option, the Accelerated Death Benefit will be
ACCELERATED              paid to you or will be placed in an interest bearing
DEATH BENEFIT            account to which you will have immediate access.

RIDER DEATH BENEFIT      If the insured dies within 60 days of a payment made
                         under this rider, on receipt of proof of death and a proper claim, we will pay the beneficiary the difference between the Policy Benefit and Accelerated
                         Death Benefit.

TERMINATION              1.  You may cancel this rider if you ask us to do so
                             in writing, and send us the policy.

                         2. This rider will end at the end of the grace period of the first unpaid premium for the policy.


                                                /s/ Richard M. Blackwell
                                                Richard M. Blackwell
                                                Vice-President and Secretary

                      METROPOLITAN LIFE INSURANCE COMPANY

                     RIDER: SPOUSE TERM INSURANCE BENEFIT

      This rider is a part of the policy if it is referred to on page 3.


                         This rider provides level term insurance on the life of the spouse payable to the spouse's beneficiary if the spouse dies before the Final Date of this rider.

SPOUSE The spouse is the insured's spouse who is named in the application for this benefit.

DATE OF RIDER            The date of this rider is the date of this policy.

FINAL DATE               The Final Date of this rider is the policy anniversary
                         on which the spouse is age 65.

TERM INSURANCE           After we receive proof that the spouse died on or
BENEFIT                  before the Final Date, we will pay the term insurance
                         benefit to the spouse's beneficiary. The amount of the term insurance benefit is shown on page 3 under "Additional Benefits".

PAID-UP POLICY           If the insured dies while this policy and rider are in
                         force, the term insurance provided by this rider will be continued to the Final Date at no further cost. We will issue a supplementary paid-up policy to the owner of this rider.

OPTION TO CONVERT        At any time before this rider ends, you may convert it
                         without evidence of insurability to a new policy on the life of the spouse. To do so, send us a written request and this policy.

                         The amount of life insurance provided by the new policy may not be more than the amount of insurance under this rider. The date of the new policy will be the date of conversion.

                         The new policy may be on any life plan (but not a term plan) in an amount which is regularly issued at the spouse's age at the time of conversion. The new policy will be in the same underwriting class as this rider. If that class is not offered, the new policy will be in the class closest to it as determined by us.

                         Any disability benefit, accidental death benefit, or other riders will be included in the new policy only if approved by us.

                         The premium for the new policy will be based on the plan, amount of insurance, any riders included, the spouse's age and sex on the date of the new policy and its underwriting class. Premium rates will be those in effect on the date of the new policy.

                         If you convert this rider within 2 years after its date, we will rely on the representations in the application for this rider.

                         The "Incontestability" and "Suicide" provisions in the new policy will be measured from the date of this rider rather than from the date of the new policy.

                              GENERAL PROVISIONS

OWNERSHIP                The owner of this policy is the owner of this rider
                         while both the insured and the spouse are alive. Such owner will also own any supplementary paid-up policy issued under this rider after the insured dies.
                         However, if the owner is the insured, the spouse will be the owner of any supplementary paid-up policy issued under this rider after the insured dies.


                                                 (Continued on reverse side)

                         The owner of the supplementary paid-up policy may exercise all of the rights provided under the paid-up policy, including the right to change the beneficiary.

BENEFICIARY              If no other beneficiary is named, the insured is the
                         beneficiary of this benefit.

INCONTESTABILITY         We will not contest the validity of this rider after it
                         has been in force for 2 years from the date of this rider if the insured and the spouse are alive at the end of the 2-year period. We will also not contest the validity of any supplementary paid-up policy issued after the insured dies.

REINSTATEMENT            If you reinstate this policy, this rider may also be
                         reinstated at the same time and under the terms of the "Reinstatement" provision of the policy. You must provide evidence satisfactory to us of the insurability of both the insured and the spouse.

AGE If the age of the spouse on the date of this rider is not correct as shown in the application, we will adjust the benefits under this rider. The adjusted benefits will be those that the cost paid for this rider would have provided at the correct age of the spouse.

TERMINATION              This rider will end (1) on the Final Date or (2) before
                         that date on the earliest of: (a) the end of the grace period of the policy; (b) the date of any conversion of this rider; and (c) immediately before the date of any supplementary paid-up policy issued after the insured dies.

                         You may end this rider on any monthly anniversary by sending us a written request and the policy. We will make the change and return the policy.

COST OF RIDER            While this rider is in force, its cost will be a part
                         of the monthly deduction from the cash value. The monthly cost of this rider for each $1,000 of term insurance will be set by us, from time to time, based on the spouse's age, sex and underwriting class. It will never be more than the maximum cost according to the table on the next page.

                                   EXCLUSION

SUICIDE If the insured or the spouse commits suicide, while sane or insane, within 2 years from the date of this rider, the benefits provided by this rider (or any paid-up policy issued under this rider) will be void. Instead, we will pay an amount equal to the cost of this rider to the date of death without interest.

                         In the case of the insured's suicide, you may convert this rider within 3 months after the death of the insured to a new policy on the life of the spouse under the "Option to Convert" provision of this rider.

                                           /s/ Richard M. Blackwell
                                           Richard M. Blackwell
                                           Vice President and Secretary

                       TABLE OF GUARANTEED MAXIMUM COSTS
                        (SEE "COST OF RIDER" PROVISION)

  Spouse's Age at                                              Spouse's Age at
   Beginning of               Maximum Monthly                    Beginning of                 Maximum Monthly
    Rider Year                 Cost for Each                      Rider Year                   Cost for Each
  ---------------             $1,000 of Spouse                 ---------------                $1,000 of Spouse
       Male                Term Insurance Benefit                   Female                  Term Insurance Benefit
------------------------------------------------------------------------------------------------------------------
        18                            .223                            18                              .156
        19                            .229                            19                              .159
        20                            .232                            20                              .160
        21                            .232                            21                              .163
        22                            .229                            22                               164
        23                            .227                            23                              .167
        24                            .224                            24                               170
        25                            .220                            25                              .172
        26                            .218                            26                              .175
        27                            .217                            27                              .177
        28                            .218                            28                              .182
        29                            .219                            29                              .185

        30                            .222                            30                              .191
        31                            .227                            31                              .195
        32                            .234                            32                              .202
        33                            .242                            33                              .209
        34                            .251                            34                              .216
        35                            .262                            35                              .226
        36                            .276                            36                              .238
        37                            .292                            37                              .251
        38                            .310                            38                              .269
        39                            .330                            39                              .287
        40                            .353                            40                              .309
        41                            .380                            41                              .331
        42                            .406                            42                              .355
        43                            .436                            43                              .376
        44                            .469                            44                              .399
        45                            .503                            45                              .424
        46                            .539                            46                              .448
        47                            .577                            47                              .475

        48                            .619                            48                              .504
        49                            .663                            49                              .538
        50                            .710                            50                              .571
        51                            .773                            51                              .609
        52                            .834                            52                              .651
        53                            .906                            53                              .693
        54                            .984                            54                              .738
        55                           1.069                            55                              .782
        56                           1.158                            56                              .827
        57                           1.251                            57                              .866
        58                           1.348                            58                              .903
        59                           1.455                            59                              .944
        60                           1.570                            60                              .991
        61                           1.698                            61                             1.045
        62                           1.840                            62                             1.110
        63                           1.999                            63                             1.186
        64                           2.169                            64                             1.264

                     METROPOLITAN LIFE INSURANCE COMPANY

                    RIDER: CHILDREN'S TERM INSURANCE BENEFIT

      This rider is a part of the policy if it is referred to on page 3.


                       This rider provides level term insurance on each insured child payable to the child's beneficiary if an insured child dies before the end of coverage on that child.

INSURED CHILD          An insured child is any child, stepchild or legally
                       adopted child of the insured if such child is named in the application for this benefit and is less than 18 years old on the date of the application. An insured child is also any child who, after the date of the application and while less than 18 years old, becomes a child, stepchild or legally adopted child of the insured.
                       However, no child will be covered under this rider while less than 14 days old.

DATE OF RIDER          The date of this rider is the date of this policy.

FINAL DATE             The Final Date of this rider is the policy anniversary on
                       which the insured is age 65.

TERM INSURANCE         After we receive proof that an insured child died before
BENEFIT                the end of coverage on that child, we will pay the term
                       insurance benefit to the child's beneficiary. The amount of the term insurance benefit on each insured child is shown on page 3 under "Additional Benefits". The term insurance coverage on each insured child will end on: (1) the insured child's 25th birthday; (2) the Final Date; or
                       (3) the date of any new policy issued on the insured child under the Option for New Policy provision of this rider; whichever comes first.

PAID-UP POLICY         If the insured dies before the Final Date, any remaining
                       insurance on each insured child will be continued for the balance of its term at no further cost. We will issue a supplementary paid-up policy to the owner of such insurance.

OPTION FOR NEW POLICY  An insured child may obtain a new policy on his or her life at any time between the child's 22nd and 25th birthdays or, if earlier, on the Final Date. Evidence of insurability is not required. The amount of life insurance provided by the new policy may be up to 5 times the amount of term insurance on the insured child under this rider.

                       A written application for a new policy must be made by the insured child, who will be the owner of the new policy.

                       If the insured child dies within 31 days after the end of the coverage on his or her life and before a new policy has been applied for or has become effective,we will pay the amount of the term insurance on the insured child which had been in effect under the rider. This amount will be paid to the beneficiary of such term insurance.

                       For the new policy to take effect: (1) the insured child must be alive and this policy must be in force on the applicable option date; and (2) the full first premium for the new policy must be paid while the insured child is alive.

                       The new policy may be on any life plan (but not a term plan) in an amount which is regularly issued at the insured child's age on the date of the new policy. The new policy will be in the standard underwriting class. Any disability benefit, accidental death benefit,or other riders will be included in the new policy only if approved by us.

                       The premium for the new policy will be based on the plan, amount of insurance, any riders included, the insured child's age and sex on the date of the new policy, and the standard underwriting class. Premium rates will be those in effect on the date of the new policy. The policy provisions will also be those in effect on the date of the new policy, including any war or aviation restrictions that are then regularly included in policies being issued.


                                                (Continued on reverse side)

                          EFFECT ON POLICY PROVISIONS

OWNERSHIP              The owner of this policy is the owner of this rider while
                       the insured is alive. The owner may, while an insured child is alive, exercise all the rights under this policy with respect to the insurance on that child;
                       except that the right to obtain a new policy on an insured child may be exercised only by that child.

                       The owner will also own any supplementary paid-up policy issued under this rider. However, if the insured is the owner of this policy, each insured child will be the owner of any supplementary paid-up policy on his or her life issued under this rider after the insured dies.

BENEFICIARY            If no other beneficiary is named, the insured is the
                       beneficiary of an insured child's insurance under this rider and the child's estate is the contingent beneficiary of that insurance. While an insured child is alive, you may change that child's beneficiary or contingent beneficiary.

INCONTESTABILITY       We will not contest the validity of this rider with
                       respect to coverage on any insured child after it has been in force for 2 years from the date of the rider if the insured and that insured child are alive at the end of the 2-year period. We will also not contest the validity of any supplementary paid-up policies issued after the insured dies.

REINSTATEMENT          If you reinstate this policy, this rider may also be
                       reinstated at the same time and under the terms of the reinstatement provision of the policy. You must provide evidence satisfactory to us of the insurability of any child who is to be insured on or within 14 days after the date of reinstatement if satisfactory evidence is not provided for any child, the rider may be reinstated but with that child excluded from coverage until such evidence is provided.

TERMINATION            This rider will end on the earliest of: (1) the Final
                       Date; (2) the end of the grace period of the policy; (3) immediately before the date of any supplementary paid-up policy issued after the insured dies; whichever comes first.

                       You may end this rider on any monthly anniversary by sending us a written request and the policy. We will make the change and return the policy.

COST OF RIDER          While this rider is in force, its cost will be a part of
                       the monthly deduction from the cash value. The monthly cost of this rider for each $1,000 of term insurance will be set by us, from time to time. It will never be more than $.60 for each $1,000 of term insurance provided by this rider.

                                   EXCLUSION

SUICIDE If the insured commits suicide, while sane or insane, within 2 years from the date of this rider, the benefits provided by the rider (or any paid-up policy issued under the rider) will be void. Instead, we will pay an amount equal to all premiums paid for this rider, without interest. Also, each insured child (or child's legal guardian) may, within 3 months after the death of the insured, obtain a new policy on his or her life. The amount of life insurance under the new policy may not be more than the amount of term insurance on the insured child under this rider. In all other respects, the conditions which apply to the new policy will be as set forth in the "Option for New Policy" provision of this rider.

                                                /s/ Richard M. Blackwell
                                                Richard M. Blackwell
                                                Vice-President and Secretary